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                                                                Exhibit 99.3


             JUDGE.com Announces Change in Independent Auditing Firm

Philadelphia - August 03, 2000 - JUDGE.com (NASDAQ:JUDG) (formerly "The Judge Group, Inc.") a leader in the field of IT Staffing Solutions, today announced that it will now be using the Certified Public Accounting firm of McGladrey & Pullen, LLP as its independent auditing and accounting firm. With more than 70 offices nationwide, McGladrey services more than 100 entities with publicly held securities, including a wide array of middle market and emerging businesses.

According to JUDGE.com's Chief Financial Officer, Robert Alessandrini, CFA, "We believe that a national firm of McGladrey's caliber has the resources to fit the needs of a public company like JUDGE.com. We also believe that our investors and the investment community will look favorably on the transfer to McGladrey and the name recognition that McGladrey brings to the table."

JUDGE.com had, until today, used the services of Rudolph Palitz, LLC as its auditing firm. Rudolph Palitz merged with the national McGladrey firm effective August 1.

This news release is being made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this news release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the ability to attract and place qualified technical consultants; the ability to implement the controls necessary to reduce costs and improve revenues; the ability to execute its on-line business plan; industry competition factors; and other factors identified in filings with the Securities and Exchange Commission.

About JUDGE.com - JUDGE.com is tying talent to technology by integrating 30 years of IT staffing services experience with cutting edge technology to deliver efficient client services over the Internet. With locations in 14 cities and a national presence, JUDGE.com offers total Internet and information technology staffing solutions through its web-based staffing, IT skills training, and food and pharmaceutical placement divisions. It is the mission of the Company to service the needs of its clients, its contractors and applicants with the urgency required by the customer through professionalism, ethics, and state of the art technology. For more information about JUDGE.com, visit our web site at www.judge.com, contact Robert Alessandrini, Chief Financial Officer at 610-667-7700 or email investors@judge.com.

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